UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2018

Commission File Number
001-34581

Kraton Corporation
(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300
Houston, TX 77032
(Address of principal executive offices, including zip code)
281-504-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Interim Chief Financial Officer Supplemental Award

On December 5, 2018, the Compensation Committee of the Board of Directors of Kraton Corporation ("Kraton") approved the grant of a supplemental award (“Award”) to Christopher H. Russell in recognition of the additional responsibilities assumed by him as a result of his previously disclosed appointment as Kraton's interim principal financial officer. The Award consists of (1) a cash component, in an annualized amount of $125,000, to be paid in equal installments in accordance with Kraton's regular payroll practices and to be included as a component of salary for purposes of annual cash incentive compensation and current benefit elections, and (2) a grant of restricted stock awards ("RSA") in an amount of $100,000. The RSAs, granted on December 5, 2018, will vest in full on the first anniversary of the grant date, subject to Mr. Russell's continued employment with Kraton, and all other terms are consistent with Kraton's form of RSA award agreement previously filed with the U.S. Securities and Exchange Committee. The cash component of the Award is effective as of November 16, 2018 and the Compensation Committee reserves the right to terminate the cash component of the Award at any time in their sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRATON CORPORATION

Date:	December 7, 2018	/s/ James L. Simmons
James L. Simmons
Senior Vice President and General Counsel